As filed with the Securities and Exchange Commission on August 20, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
EXTERRAN HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-3204509 (I.R.S. Employer Identification No.)
4444 Brittmoore
Houston, Texas 77041
(Address, Including Zip Code, and Telephone Number, Including Area Code of Registrant’s Principal Executive Offices)
Exterran Holdings, Inc. 2007 Stock Incentive Plan
Exterran Holdings, Inc. Employee Stock Purchase Plan
Exterran Holdings, Inc. Directors’ Stock and Deferral Plan
(Full title of the plan)
Donald C. Wayne
Vice President, General Counsel and Secretary
Exterran Holdings, Inc.
4444 Brittmoore
Houston, Texas 77041
(713) 335-7000
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
		Offering	Aggregate	Amount of
Title of Securities	Amount to be	Price	Offering	Registration
to be Registered	Registered (1)	Per Share(2)	Price(2)	Fee
Common Stock, par value $0.01 per share	5,500,000	$71.19	$391,545,000	$12,021

(1)	This Registration Statement (the “Registration Statement”) registers the issuance of an aggregate of 5,500,000 shares of the common stock of Exterran Holdings, Inc., par value $0.01 per share, which amount includes (a) 4,750,000 shares issuable pursuant to the Exterran Holdings, Inc. 2007 Stock Incentive Plan, (b) 650,000 shares issuable pursuant to the Exterran Holdings, Inc. Employee Stock Purchase Plan and (c) 100,000 shares issuable pursuant to the Exterran Holdings, Inc. Directors’ Stock and Deferral Plan (collectively, the “Plans”). Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the Plans as a result of the antidilution provisions thereof.

(2)	Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, on the basis of the high and low prices of Universal Compression Holdings, Inc.’s common stock on the New York Stock Exchange on August 16, 2007. The price of Universal Compression Holdings, Inc.’s common stock has been used for these purposes because shares of Universal Compression Holdings, Inc. common stock are being converted into shares of Exterran Holdings, Inc. common stock on a one-for-one basis pursuant to the Agreement and Plan of Merger, dated as of February 5, 2007, as amended on June 25, 2007, among Exterran Holdings, Inc., Hanover Compressor Company, Universal Compression Holdings, Inc., Hector Sub, Inc. and Ulysses Sub, Inc.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS
2007 Stock Incentive Plan
Employee Stock Purchase Plan
Directors' Stock and Deferral Plan
Opinion of Baker Botts L.L.P.
Consent of PricewaterhouseCoopers LLP
Consent of Deloitte & Touche LLP
Consent of Ernst & Young LLP
Powers of Attorney

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing information required in Part I of this Registration Statement will be provided to each participant in the Plans, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such document(s) are not being filed with the Commission but constitute (together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Commission by Exterran Holdings, Inc. (“Exterran”), Hanover Compressor Company (“Hanover”) and Universal Compression Holdings, Inc. (“Universal”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

Exterran Filings (File No. 001-33666)	Period
Current Report on Form 8-K
Filed August 20, 2007 (the description of our common stock is contained in this filing, which is also the filing pursuant to which our common stock is deemed registered under Section 12(b) of the Exchange Act)

Hanover Filings (File No. 001-13071)	Period
Annual Report on Form 10-K/A (Amendment No. 1),
filed April 30, 2007	Fiscal Year ended December 31, 2006
Annual Report on Form 10-K, filed February 28, 2007	Fiscal Year ended December 31, 2006
Quarterly Report on Form 10-Q, filed May 2, 2007	Quarter ended March 31, 2007
Quarterly Report on Form 10-Q, filed August 1, 2007	Quarter ended June 30, 2007
Current Reports on Form 8-K
Filed January 8, 2007, February 5, 2007 (other than Item 2.02 thereof), March 2, 2007, March 21, 2007, March 28, 2007, May 14, 2007; June 4, 2007; June 25, 2007; July 5, 2007; July 19, 2007 and August 6, 2007

Universal Filings (File No. 001-15843)	Period
Annual Report on Form 10-K/A (Amendment No. 1),
filed April 30, 2007	Fiscal Year ended December 31, 2006
Annual Report on Form 10-K, filed March 1, 2007	Fiscal Year ended December 31, 2006
Quarterly Report on Form 10-Q, filed May 9, 2007	Quarter ended March 31, 2007
Quarterly Report on Form 10-Q, filed August 1, 2007	Quarter ended June 30, 2007
Current Reports on Form 8-K
Filed February 5, 2007 (other than Item 2.02 thereof); February 27, 2007; March 28, 2007; April 18, 2007; May 11, 2007; May 30, 2007 (other than Item 7.01 thereof, including Exhibit 99.1); June 18, 2007; June 25, 2007; July 5, 2007; July 6, 2007; July 11, 2007 (other than Item 7.01 thereof, including Exhibit 99.1); July 19, 2007 and August 3, 2007.

     All documents filed with the Commission by the Registrant pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     Any statement contained or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
  Delaware General Corporation Law
     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL, or

•	any transaction from which the director derived an improper personal benefit.
     Under Section 145 of the DGCL, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by a director or officer in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by Exterran’s certificate of incorporation or by-laws, a vote of shareholders or disinterested directors, agreement or otherwise.
     Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.
  Exterran Holdings, Inc.’s Restated Certificate of Incorporation
     Exterran is a Delaware corporation. Exterran’s restated certificate of incorporation provides that a director of Exterran will not be personally liable to Exterran or its stockholders for breach of his or her fiduciary duty as a director, except for liability in the circumstances specified in Section 102(b)(7) of the DGCL. In addition, Holding’s restated certificate of incorporation requires Exterran to indemnify and advance expenses to any director or officer of Exterran as provided in Holding’s amended and restated bylaws.
  Exterran Holdings, Inc.’s Amended and Restated Bylaws
     The amended and restated bylaws of Exterran provide that Exterran will indemnify to the fullest extent permitted by Delaware law, including the DGCL as described above, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding (whether or not an action by or in right of Exterran), by reason of the fact that he or she is or was a director or officer of Exterran, or, while serving as a director or officer of Exterran, is or was serving at the request of Exterran as a director, officer, employee or agent of another entity, or by reason of any action alleged to have been taken or omitted in such capacity against all expense, liability and loss (including attorneys’ fees) reasonably incurred or suffered. However, except with respect to certain proceedings to enforce rights to indemnification as described below, Exterran will indemnify any such officer or director in connection with a proceeding initiated by that officer or director only if the proceeding was authorized by the Exterran board of directors.
     This right to indemnification also includes the right to be paid in advance expenses (including attorneys’ fees) incurred in defending any such proceeding to the fullest extent permitted by Delaware law. However, if the DGCL requires an advancement of expenses incurred by an officer or director in his or her capacity as such (and not in any other capacity in which service was or is rendered), Exterran will advance expenses only upon delivery to Exterran of an undertaking by or on behalf of the officer or director, to repay all amounts advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that the officer or director is not entitled to be indemnified for expenses incurred.
     In any suit brought by an officer or director to enforce a right to indemnification or in any suit brought by Exterran to recover an advancement of expenses pursuant to the terms of an undertaking, as described in the paragraph above, if the officer or director is successful, in whole or in part, he or she is entitled to be paid the expense of prosecuting or defending the suit.
     The amended and restated bylaws of Exterran further provide that Exterran may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in right of Exterran) by reason of the fact that the person is or was an employee (other than an officer) or agent of Exterran, or, while serving as an employee (other than an officer) or agent of Exterran, is or was serving at the request of Exterran as a director, officer, employee or agent of another entity, to the extent (i) permitted by Delaware law, and (ii) authorized in the sole discretion of the Chief Executive Officer of Exterran and at least one other of the following officers of Exterran: the President, the Chief Financial Officer, or the General Counsel. Exterran may, to the extent permitted by Delaware law and authorized as described in (ii) of the preceding sentence, pay expenses (including attorneys’ fees) reasonably incurred by any employee or agent of Exterran in defending any proceeding in advance of the final disposition, upon terms and conditions that the officer authorizing such expense advancement may determine in their sole discretion.
     The rights and authority relating to indemnification conferred by the Exterran bylaws are not exclusive of any other right that any person seeking indemnification or advancement of expenses from Exterran may have or acquire.

  Merger Agreement
     Each of the parties to the Agreement and Plan of Merger, dated as of February 5, 2007, as amended on June 25, 2007 (as so amended, the “merger agreement”), among Exterran, Hanover, Universal, Hector Sub, Inc. and Ulysses Sub, Inc. has agreed that, for six years after the consummation of the mergers, Exterran will indemnify and hold harmless and advance expenses to, to the greatest extent permitted by law as of the date of the merger agreement, the individuals who at or prior to the consummation of the mergers were officers and directors of Hanover, Universal or their respective subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of Hanover, Universal or any of their respective subsidiaries at any time prior to the consummation of the mergers. Exterran has also agreed to honor all indemnification agreements, expense advancement and exculpation provisions with the individuals identified in the preceding sentence (including under Hanover’s or Universal’s certificate of incorporation or bylaws) in effect as of February 5, 2007, the date of the execution of the merger agreement, in accordance with the terms of those agreements or provisions.
     The merger agreement also provides that for a period of six years after the consummation of the mergers, Exterran will cause to be maintained officers’ and directors’ liability insurance covering all officers and directors of Hanover and Universal who are, or at any time prior to the consummation of the mergers were, covered by Hanover’s or Universal’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous than the existing policies, provided that Exterran will not be required to pay annual premiums in excess of 200% of the last annual premium paid by Hanover or Universal, as applicable, prior to February 5, 2007, the date of the execution of the merger agreement, but in such case will purchase as much coverage as reasonably practicable for that amount.
     The indemnification rights described above will be in addition to any other rights available under the certificate of incorporation or bylaws of Hanover or Universal or any of its subsidiaries, under applicable law or otherwise.
  Indemnification Agreements
     Exterran expects to enter into indemnification agreements with each of its directors and the following executive officers:
•	Stephen A. Snider;

•	Brian A. Matusek;

•	J. Michael Anderson;

•	Steven W. Muck;

•	Dan Newman;

•	D. Bradley Childers;

•	Donald C. Wayne;

•	Daniel K. Schlanger; and

•	Kenneth R. Bickett.
     Each agreement will provide indemnification and the advancement of expenses (including expenses incurred by a witness in a proceeding) to the fullest extent permitted by applicable law, including the DGCL. Notwithstanding the foregoing, the following will generally be excluded from coverage under the indemnification agreements:
•	claims covered by any insurance or other indemnity provisions;

•	liability under Section 16(b) of the Securities Act; and

•	proceedings initiated by the putative indemnitee without prior approval of the board of directors of Exterran (other than proceedings brought to enforce an indemnitee’s rights under his or her indemnification agreement).
     Exterran will also provide insurance pursuant to which directors and officers will be indemnified or insured against liability or loss asserted against them in their capacities as directors or officers or arising out of that status.
     See “Item 9. Undertakings” for a description of the Commission’s position regarding indemnification.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit
Number	Document Description

*4.1 -	Restated Certificate of Incorporation of Exterran Holdings, Inc. (incorporated by reference to Exhibit 3.1 of Exterran Holdings, Inc.’s Current Report on Form 8-K filed August 20, 2007).

*4.2 -	Amended and Restated Bylaws of Exterran Holdings, Inc. (incorporated by reference to Exhibit 3.2 of Exterran Holdings, Inc.’s Current Report on Form 8-K filed August 20, 2007).

4.3 -	Exterran Holdings, Inc. 2007 Stock Incentive Plan.

4.4 -	Exterran Holdings, Inc. Employee Stock Purchase Plan.

4.5 -	Exterran Holdings, Inc. Directors’ Stock and Deferral Plan.

5.1 -	Opinion of Baker Botts L.L.P.

23.1 -	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Hanover Compressor Company.

23.2 -	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Universal Compression Holdings, Inc.

23.3 -	Consent of Ernst & Young LLP.

24.1 -	Powers of Attorney.

*	Incorporated herein by reference as indicated.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on August 20, 2007.

EXTERRAN HOLDINGS, INC. (Registrant)
By:	/s/ J. Michael Anderson
J. Michael Anderson
Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 20, 2007.

Signature	Title

* Gordon T. Hall	Chairman
* Stephen A. Snider	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ J. Michael Anderson J. Michael Anderson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
* Kenneth R. Bickett	Vice President and Corporate Controller (Principal Accounting Officer)
* Janet F. Clark	Director
* Ernie L. Danner	Director
* Uriel E. Dutton	Director

Signature	Title
* J.W.G. “Will” Honeybourne	Director
* John E. Jackson	Director
* Peter H. Kamin	Director
* William C. Pate	Director
* Stephen M. Pazuk	Director

*By:	/s/ J. Michael Anderson

J. Michael Anderson
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number	Document Description

*4.1 -	Restated Certificate of Incorporation of Exterran Holdings, Inc. (incorporated by reference to Exhibit 3.1 of Exterran Holdings, Inc.’s Current Report on Form 8-K filed August 20, 2007).

*4.2 -	Amended and Restated Bylaws of Exterran Holdings, Inc. (incorporated by reference to Exhibit 3.2 of Exterran Holdings, Inc.’s Current Report on Form 8-K filed August 20, 2007).

4.3 -	Exterran Holdings, Inc. 2007 Stock Incentive Plan.

4.4 -	Exterran Holdings, Inc. Employee Stock Purchase Plan.

4.5 -	Exterran Holdings, Inc. Directors’ Stock and Deferral Plan.

5.1 -	Opinion of Baker Botts L.L.P.

23.1 -	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Hanover Compressor Company.

23.2 -	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Universal Compression Holdings, Inc.

23.3 -	Consent of Ernst & Young LLP.

24.1 -	Powers of Attorney.

*	Incorporated herein by reference as indicated.